EXHIBIT 1.1

          ARTICLES OF INCORPORATION OF MARWICH II, LTD.

     I, the undersigned natural person, being more than twenty one years of age, acting as incorporator in order to organize and establish a corporation under and pursuant to he Colorado Corporation Code, hereby adopt the following Articles of Incorporation:

     1.  The name of the Corporation is MARWICH II, LTD.

     2.  The period of duration of the corporation shall be perpetual.

     3.  The purposes for which the corporation is organized are as follows:

         A. To purchase, own, operate, manage, rent or lease, repair and refinance real property and to operate a brokerage operation in regard to real property.

         B. To purchase or otherwise acquire, and to own, hold, manage, manufacture, develop and sell, lease, encumber or otherwise dispose of and deal in personal property of every kind and description, tangible or tangible, and obligations and securities of corporation or other entities whether in connection with or incident or related to the foregoing purposes or otherwise.

         C. To purchase or otherwise acquire, and to own, hold manage, develop and sell, lease, encumber or otherwise dispose of and deal in real property, whether improved or unimproved, and any interest therein, of every kind and description, whether in connection with or incident or related to the foregoing purposes or otherwise,

         D. To invest, on behalf of itself or others, in any form, any part of its capital and such additional funds as it may obtain, in any association, organization, venture, or entity of any kind or character and otherwise acquire such interest therein as the Board of Directors may from time to time deem convenient or proper and actively engage in, promote, manage, and otherwise protect and develop any investments or interests so acquired, whether in connection with or incident or related to the foregoing purposes or otherwise,

         E. To provide services and to act as agent, factor or employee for any entity or individual, whether in connection with or incident to the foregoing purposes or otherwise.

         F. To engage in and conduct any business, make any investment, and do any act not forbidden by the Colorado Corporation Code, by any other law, or by these Articles of Incorporation.

         G. To do everything necessary, proper, advisable, or convenient for the accomplishment for the purposes hereinabove set forth, and to do all other things incidental thereto or connected therewith which are not forbidden by the Colorado Corporation Code, by any other law, or by these Articles of Incorporation, and

         H. To carry out the purposes hereinabove set forth in any political subdivision or dependency of the United States of America or any foreign country, to the extent that such purposes are not forbidden by the laws of such political subdivision of the United States of America or by such foreign country.

     In furtherance of the purposes set forth in Article 3, the corporation shall save and may exercise all of the rights, powers, and privileges now or hereafter conferred upon corporations organized under and pursuant to the laws of the state of Colorado, including, but not limited to, the power to enter into general and limited partnerships, syndicates, associations and other arrangements for carrying on one or more of the purposes set forth in Article. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of its corporate purposes.

     4. A. Authorized shares. The aggregate number of shares which the Corporation shall have authority to issue is One Million (1,000,000) shares of capital stock of no par value.

          B. Transfer Restrictions. The corporation shall have the right by appropriate action to impose restrictions upon the transfer of any shares of its stock, or any interest therein, from time to time issued, provided that such restrictions as may from time to time be so imposed or notice of the substance thereof shall be set forth upon the face or back of the certificates representing such shares of stock.

          C. Preemptive Rights. No holder of any of the shares of stock of the corporation shall be entitled as of right to purchase or subscribe for any unissued or treasury shares of any class, or any additional shares of any class to be issued by reason of any increase of the authorized shares of the corporation of any class, or any bonds, certificate of indebtedness, or other securities, rights, warrants or options convertible into shares of the corporation or carrying any right to purchase shares of any class.

          D. Cumulative Voting. The cumulative system of voting for directors or for any other person shall not be allowed.

     5. A. Initial Board of Directors. The initial Board of Directors of the Corporation shall consist of two (2) members, who need not be shareholders of the Corporation or residents of the State of Colorado. Should the number of stockholders increase to three or more, the number of directors on the Board of Directors shall be increased to a minimum of three.

          B. Classes of Directors. The Bylaws of this Corporation may provide for a division of Directors into classes as provided by law.

     6. The names and addresses of the persons who are to serve as directors of the Corporation until the first annual meeting of shareholders, and until their successors shall be elected and shall qualify, are as follows:

          Marq J. Warner
          3540 S. Poplar
          Denver, CO 80273

          Michael R. Deans
          3540 S. Poplar
          Denver, CO 80237

     7. No contract or transaction between the corporation and any one or more of its directors or officers, or any other entity in which one or more of its directors or officers, or any other entity in which one or more of its directors or officers have an interest, shall be void or voidable solely for this reason, or solely because the directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction.

     8. The corporation shall possess any may exercise all powers or indemnification of directors, officers, employees, agents and other persons and all powers and authority incidental thereto without regard to whether or not such powers and authority are provided for by the Colorado Corporation Code. The Board of Directors of the Corporation is hereby authorized and empowered on behalf of the corporation and without shareholder action, to exercise all of the corporation's authority and powers of indemnification.

     9. The address of the initial registered office of the corporation is 3540 S. Poplar Street, Denver, Colorado 80237, and the name of the initial registered agent of the corporation at such address is Marq J. Warner.

    10. The name and address of the incorporator of the corporation is as follows:

          Marq J. Warner
          3540 S. Poplar Street
          Denver, CO 80237

     IN WITNESS WHEREOF, I, the undersigned, being the incorporator designated in Article 10 of the foregoing Articles of Incorporation, have executed said Articles of Incorporation as of the 3rd day of August, 1983.

                               /s/ Marq J. Warner

STATE OF COLORADO   )
                    ) ss.
COUNTY OF DENVER    )

     I, Leigh K. McDonnell, a Notary Public, hereby certify that Marq J. Warner, known to me to be the person whose name is subscribed to the annexed and foregoing Articles of incorporation, appeared before me this day in person and he, being by me first duly sworn, acknowledged and declared that he signed said Articles of Incorporation as his free and voluntary act and deed for the uses and purposes therein set forth and that the statements therein contained are true.

     My commission expires August 8, 1983.

     Witness my hand and official seal this 3rd day of August, 1983.


                              /s/ Leigh K. McDonnell
                              Notary Public
                              5755 S. Willow Way
                              Englewood, Colorado